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The Commonwealth of Massachusetts

William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

FORM MUST BE TYPED **Restated Articles of Organization** FORM MUST BE TYPED

(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

(1) Exact name of corporation: The L.S. Starrett Company

(2) Registered office address: 155 Federal Street, Suite 700, Boston, MA 02110
(number, street, city or town, state, zip code)

(3) Date adopted: May 23, 2024
(month, day, year)

(4) Approved by:

(check appropriate box)

☐ the directors without shareholder approval and shareholder approval was not required;

OR

☑ the board of directors and the shareholders in the manner required by G.L. Chapter 156D and the corporation's articles of organization.

(5) The following information is required to be included in the articles of organization pursuant to G.L. Chapter 156D, Section 2.02 except that the supplemental information provided for in Article VIII is not required:*

ARTICLE I

The exact name of the corporation is:

The L.S. Starrett Company

ARTICLE II

Unless the articles of organization otherwise provide, all corporations formed pursuant to G.L. Chapter 156D have the purpose of engaging in any lawful business. Please specify if you want a more limited purpose:**

See Article II attached hereto and made a part hereof.

** Changes to Article VIII must be made by filing a statement of change of supplemental information form.*

*** Professional corporations governed by G.L. Chapter 156A and must specify the professional activities of the corporation.*

ARTICLE III

State the total number of shares and par value, * if any, of each class of stock that the corporation is authorized to issue. All corporations must authorize stock. If only one class or series is authorized, it is not necessary to specify any particular designation.

WITHOUT PAR VALUE		WITH PAR VALUE		
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common	100	$0.01

ARTICLE IV

Prior to the issuance of shares of any class or series, the articles of organization must set forth the preferences, limitations and relative rights of that class or series. The articles may also limit the type or specify the minimum amount of consideration for which shares of any class or series may be issued. Please set forth the preferences, limitations and relative rights of each class or series and, if desired, the required type and minimum amount of consideration to be received.

Except as otherwise provided in these Articles of Organization, each share of Common Stock shall have the same rights and privileges and shall be identical in all respects as to all matters.

ARTICLE V

The restrictions, if any, imposed by the articles or organization upon the transfer of shares of any class or series of stock are:

No restrictions on the transfer of shares of stock of any class.

ARTICLE VI

Other lawful provisions, and if there are no such provisions, this article may be left blank.

See Article VI attached hereto and made a part hereof.

Note: The preceding six (6) articles are considered to be permanent and may be changed only by filing appropriate articles of amendment.

**G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.*

ARTICLE VII

The effective date of organization of the corporation is the date and time the articles were received for filing if the articles are not rejected within the time prescribed by law. If a later effective date is desired, specify such date, which may not be later than the 90th day after the articles are received for filing:

It is hereby certified that these restated articles of organization consolidate all amendments into a single document. If a new amendment authorizes an exchange, or effects a reclassification or cancellation, of issued shares, provisions for implementing that action are set forth in these restated articles unless contained in the text of the amendment.

Specify the number(s) of the article(s) being amended: Article III, IV, V, VI

Signed by: /s/ John Stewart ,

(signature of authorized individual)

- ☐ Chairman of the board of directors,
- ☑ President,
- ☐ Other officer,
- ☐ Court-appointed fiduciary,

on this 23rd day of May , 2024 .

COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

Restated Articles of Organization
(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

I hereby certify that upon examination of these restated articles of organization, duly submitted to me, it appears that the provisions of the General Laws relative to the organization of corporations have been complied with, and I hereby approve said articles; and the filing fee in the amount of $______ having been paid, said articles are deemed to have been filed with me this ____________ day of ____________, 20______ , at _______a.m./p.m.
time

Effective date:____
(must be within 90 days of date submitted)

WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth

____
Examiner

____
Name approval

____
C

____
M

Filing fee: Minimum filing fee $200, plus $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof.

TO BE FILLED IN BY CORPORATION
Contact Information:

C T Corporation System

155 Federal Street, Suite 700

Boston, MA 02110

Telephone: (617) 757-6400

Email: ct-statecommunications@wolterskluwer.com

Upon filing, a copy of this filing will be available at www.sec.state.ma.us/cor.
If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue.

Article II

The purposes for which the corporation is formed are as follows:

2.1 To carry on the business of producing, manufacturing, processing, buying, selling, importing, exporting, and otherwise dealing with substances, materials and goods of all kinds, including without limitation precision tools, dial indicators, steel tapes, ground flat stock, hacksaws, bandsaws, hand knives, and vises;

2.2 To carry on any one or more other businesses, operations or activities which may be lawfully carried on by a corporation organized under Chapter 156D of the General Laws (the Business Corporation Law) of The Commonwealth of Massachusetts, as from time to time amended, and to use and exercise all powers granted to such corporations by said General Laws, whether or not related or incidental to or useful in connection with any of the businesses referred to in the forgoing paragraph; and

2.3 To do any and all acts and things in this Article 2 set forth to the same extent as might an individual, whether as principal, agent, contractor or otherwise, and whether alone or in conjunction or jointly with others or through a wholly or partly owned subsidiary or otherwise.

Article VI

6.1 No director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as director notwithstanding any law imposing such liability except to the extent such exemption from liability is not permitted under the Business Corporation Law as the same may be amended from time to time. No amendment or repeal of this Section 6.1 shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or appeal. Each director and officer of the corporation shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account of the corporation, reports, opinions and advice to the corporation by any of its officers or employees or any counsel, accountants, appraisers or other experts or consultants selected with reasonable care, or upon other records of the corporation.